Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Eagle Energy Infrastructure Fund (formerly, Eagle MLP Strategy Fund), a series of Northern Lights Fund Trust, of our report dated June 27, 2025, relating to the financial statements and financial highlights of Eagle Energy Infrastructure Fund, appearing in the Form N-CSR for the year ended April 30, 2025, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Policies and Procedures for Disclosure of Portfolio Holdings,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 22, 2025